EXHIBIT 11.1


                      COMPUTATION OF BASIC AND DILUTED
                      NET INCOME (LOSS) PER SHARE FOR
            THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

     The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:

                                          For the three    For the six
                                          months ended     months ended
                                              June 30,       June 30,
                                          -----------------------------
                                           2003   2002    2003    2002
                                          -----------------------------
Basic net income (loss) per share:
------------------------------------------
Weighted average common shares outstanding   7,712  7,361  7,655  7,349
                                          =============================

 Net income (loss) from continuing
   operations                             ($1,164)  $575    $428 $1,180

 Basic net income (loss) from continuing
  operations per share                     ($0.15) $0.08   $0.06  $0.16

 Loss from discontinued operations              -  ($234)    $72  ($229)
 Basic loss from discontinued
   operations per share                         - ($0.03) ($0.01)($0.03)

 Net income (loss)                        ($1,164)  $341    $356   $951
 Basic net income (loss) per share         ($0.15) $0.05   $0.05  $0.13

Diluted net income (loss) per share:
-----------------------------------------
 Weighted average common shares
  outstanding                               7,712  7,361   7,655  7,349

 Common stock equivalents - stock options
  and warrants                                  -    344      61    343
                                          -----------------------------
Total weighted average number of diluted
 Shares                                     7,712  7,705   7,716  7,692
                                          =============================

  Net income (loss) from continuing
   operations                             ($1,164)  $575    $428 $1,180

  Diluted net income (loss) from
   continuing operations per share         ($0.15) $0.07   $0.06  $0.15


  Loss from discontinued operations             -  ($234)   ($72) ($229)
  Diluted loss from discontinued
   operations per share                         - ($0.03) ($0.01)($0.03)

  Net income (loss)                       ($1,164)  $341    $356   $951
  Diluted net income (loss) per share      ($0.15) $0.04   $0.05  $0.12